                                                                    Exhibit 12.1

                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO
                           FROM CONTINUING OPERATIONS
                  (IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)


                                                                         Fiscal Year Ended
                                                  ---------------------------------------------------------
                                                   December    December   December    December    December
                                                      31,         29,        28,          27,         26,
                                                     1995        1996       1997         1998        1999
                                                  ---------   ---------   ---------   ---------   ---------
FIXED CHARGES COMPUTATION
Net Interest Expense                              $  57,623   $  66,740   $  97,286   $ 101,420   $  92,247
Plus Capitalized Interest                             1,889       6,397       5,376       4,516       5,197
                                                  ---------   ---------   ---------   ---------   ---------

Gross Interest Expense                               59,512      73,137     102,662     105,936      97,444

Proportionate Share of Interest
  Expense of 50% owned persons                       13,824      17,941       1,948          --          --
Interest component of Rent                            5,781       5,787       6,671       7,688       8,229
                                                  ---------   ---------   ---------   ---------   ---------

TOTAL FIXED CHARGES                               $  79,117   $  96,865   $ 111,281   $ 113,624   $ 105,673
                                                  =========   =========   =========   =========   =========

EARNINGS  COMPUTATION

Pre-tax earnings from continuing operations       $ 182,817   $ 310,209   $ 693,852   $ 507,916   $ 568,015
Add: Fixed  Charges                                  79,117      96,865     111,281     113,624     105,673
                                                  ---------   ---------   ---------   ---------   ---------
                                                  $ 261,934   $ 407,074   $ 805,133   $ 621,540   $ 673,688
Less: Capitalized Interest                           (1,889)     (6,397)     (5,376)     (4,516)     (5,197)


       Earnings in excess of distributions
       from investees                                (9,285)    (12,962)     (7,675)    (16,693)     (8,934)
                                                  ---------   ---------   ---------   ---------   ---------

Total Earnings as Adjusted                        $ 250,760   $ 387,715   $ 792,082   $ 600,331   $ 659,557
                                                  =========   =========   =========   =========   =========

RATIO OF EARNINGS TO FIXED CHARGES                    3.2:1       4.0:1       7.1:1       5.3:1       6.2:1
                                                  =========   =========   =========   =========   =========